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                                                                     EXHIBIT 3.1


                                    RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                        SUPERCONDUCTOR TECHNOLOGIES INC.
                    (ORIGINALLY INCORPORATED ON MAY 11, 1987)


                                    ARTICLE I

     The name of this corporation is "Superconductor Technologies Inc."

                                   ARTICLE II

     The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     Section 1. The Corporation is authorized to issue two classes of shares to be designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock which the Corporation shall have authority to issue is 75,000,000, having a par value of $0.001 per share (the "Common Stock"), and the total number of shares of Preferred Stock this Corporation shall have authority to issue is 2,000,000, having a par value of $0.001 per share (the "Preferred Stock").

     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting




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any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series, to determine the designation of any series, and to fix the number of shares of any series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Preferred Stock.

                                    ARTICLE V

     The Corporation is to have perpetual existence.

                                   ARTICLE VI

     Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend or rescind any or all of the Bylaws of the Corporation.

                                   ARTICLE VII

     Section 1. The number of directors of the Corporation shall be fixed from time to time by a Bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

     Section 2. Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at a meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.



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                                  ARTICLE VIII

     Elections of directors at an annual or special meeting need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE IX

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                    ARTICLE X

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

     To the fullest extent permitted by Delaware General Corporation Law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.




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     IN WITNESS WHEREOF, this Restated Certificate of Incorporation which only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of this Corporation as heretofore amended or supplemented, there being no discrepancies between those provisions and the provisions of this Restated Certificate of Incorporation, and it having been duly adopted by the Corporation's Board of Directors in accordance with Section 245 of the Delaware General Corporation Law has been executed by its duly authorized officer this 21st day of September, 2000.



                             SUPERCONDUCTOR TECHNOLOGIES INC.


                                /s/  MARTIN S. McDERMUT
                              -------------------------------------------------
                              Name:  Martin S. McDermut
                              Title: Vice President, Finance and Administration






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